Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement on Form S-8 of our report dated April 1, 2024, which includes an explanatory paragraph regarding DHC Acquisition Corp’s ability to continue as a going concern, relating to the financial statements of Brand Engagement Network, Inc. (f/k/a DHC Acquisition Corp) as of and for the years ended December 31, 2023 and 2022, which is contained in that Prospectus. We also consent to the reference to our Firm under the caption “Experts” in the Prospectus.

/s/ WithumSmith+Brown, PC

New York, New York

May 13, 2024